Exhibit 99.1:  Press Release

Pacific Gold Corp. Announces Convertible Debenture Retired

Pacific Gold Corp., (OTCBB: PCFG) is pleased to announce that as of March 21, 2006, the Company’s Series A convertible debentures, issued on April 7, 2005, have been fully converted by the holders into common shares of Pacific Gold Corp.

The $4,000,000 note, which was originally due on April 9, 2008, has now been fully converted into shares of common stock of the Company. In addition to the complete conversion of the debentures, all of the warrants associated with the Series A debentures have been exercised.  As a result of the conversion the Company’s debt obligations are reduced by $4,000,000.

The funds received from the debentures have been utilized primarily to advance the Black Rock Canyon Mine, located in north-central Nevada.

“This is exciting news for Pacific Gold Corp. The Black Rock Canyon Mine development is now nearly completed, and this financing enabled us to achieve this significant step of development,” said Rob Landau, CEO.

About the Company

The Company's business plan provides for the acquisition and development of production-ready and in-production mining operations. The Company is currently focused on alluvial gold and base metals operations located in western North America. Pacific Gold Corp. owns four operating subsidiaries: Nevada Rae Gold, Inc. ("Nevada Rae") owns and operates the Black Rock Canyon gold mine, located in north-central Nevada; Pilot Mountain Resources Inc. ("Pilot Mountain") owns Project W, a large tungsten based deposit in Nevada; Fernley Gold, Inc. ("Fernley Gold") acquired exclusive lease rights to mine the Lower Olinghouse Placers in north-western Nevada; Oregon Gold, Inc. ("Oregon Gold") owns the Bear Bench claims and Defiance mine, located in south-western Oregon.

This news release includes forward-looking statements that reflect Pacific Gold Corp.'s current expectations about its future results, performance, prospects and opportunities. Pacific Gold Corp. has tried to identify these forward-looking statements by using words and phrases such as "may", "will", "expects", "anticipates", "believes", "intends", "estimates", "should", "typical", "we are confident" or similar expressions. These forward- looking statements are based on information currently available to Pacific Gold Corp. and are subject to a number of risks, uncertainties and other factors that could cause the Company's actual results, performance, prospects of opportunities in the remainder of 2006 and beyond, to differ materially from those expressed in, or implied by, these forward-looking statements.